News Release
February 3, 2025
SSR MINING APPOINTS LAURA MULLEN TO BOARD OF DIRECTORS
DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") is pleased to announce the appointment of Ms. Laura Mullen to its Board of Directors (the “Board”) effective February 15, 2025. In connection with Ms. Mullen’s appointment, the Company also announces the immediate resignation of Ms. Leigh Ann Fisher from its Board of Directors for personal reasons.
Ms. Laura Mullen has nearly 40 years of experience in KPMG’s audit practice, serving in various leadership positions and as lead partner on numerous public companies in the technology and other industries. She is currently a Director of Granite Construction, one of the largest diversified construction and construction materials companies in the United States and serves as the Chair of Granite Construction’s Audit Committee. Ms. Mullen earned a Bachelor of Science in business administration from California State University, Long Beach. She is a certified public accountant in California and member of the American Institute of Certified Public Accountants. The Board has appointed Ms. Mullen as a member of the Audit Committee of the Board, effective February 15, 2025.
Ms. Leigh Ann Fisher joined the Board in 2022 and was a highly respected member, providing valuable guidance and leadership in her role. During her tenure on the Board, Ms. Fisher served on both the Audit and Compensation & Leadership Development Committees.
Rod Antal, Executive Chairman of SSR Mining, stated, “We are pleased to welcome Laura Mullen to our Board of Directors. Ms. Mullen’s extensive experience from her distinguished career at KPMG will be a significant asset to our audit, risk, and cybersecurity oversight. I would also like to thank Leigh Ann for her valuable contributions to SSR Mining during her time on our Board of Directors. On behalf of the Board and our employees, we wish her nothing but the best in the future.”
About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX, and SSR on the ASX.
For more information, please visit www.ssrmining.com.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046